Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Reynolds American Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-117813, 333-117814, 333-117815, and 333-159009) on Form S-8 and (No. 333-167129) on Form S-3 of Reynolds American Inc. of our reports dated February 15, 2012, with respect to the consolidated balance sheets of Reynolds American Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Reynolds American Inc.

Our report dated February 15, 2012, except for Notes 17, 19 and 20, as to which the date is June 28, 2012, on the consolidated balance sheets of Reynolds American Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, contains an explanatory paragraph that states that the Company has elected to change its method of accounting for pension and postretirement benefits in 2011.

/s/ KPMG LLP

Greensboro, North Carolina

June 28, 2012